Exhibit 99.1

Insperity Announces Upcoming Retirement of Executive Vice President of Sales and Marketing Jay E. Mincks and Expansion of Role for Ross L. Astramecki as Senior Vice President of Sales

HOUSTON - Feb. 26, 2021 - Insperity, Inc. (NYSE: NSP), a leading provider of human resources and business performance solutions for America’s best businesses, today announced that its executive vice president of sales and marketing, Jay E. Mincks, has elected to retire, after his 31 year career with the company. Mr. Mincks first joined Insperity in 1990 and held a number of sales leadership positions prior to his promotion to executive vice president in 1999. As executive vice president, Mr. Mincks led the company’s sales and marketing organization and played a significant role in the growth of Insperity.

“For over a quarter century, Jay’s leadership and unwavering commitment have contributed greatly to the growth and profitability of Insperity,” said Paul J. Sarvadi, the company’s chairman and chief executive officer. “On behalf of the Board of Directors, I want to extend our deep appreciation to Jay for his dedication and contributions to the success of Insperity over these many years, and we wish him the very best in his well-earned retirement.”

In order to facilitate a smooth transition of his responsibilities, Mr. Mincks has voluntarily resigned his current position effective March 31, 2021, and will continue as a special advisor to the CEO until his retirement on September 1, 2021.

Insperity also announced Ross L. Astramecki, senior vice president of sales, will expand his role, including by taking on responsibility for sales development and operations as part of the transition. Mr. Astramecki was promoted to his current position in March 2015. He first joined Insperity in 1994 as a sales consultant, was promoted to district manager in 1999, and helped to successfully lead the company's expansion into new markets. Mr. Astramecki's success led to numerous promotions, including to regional sales manager in 2005, national sales development manager in 2008, regional vice president in 2010, and vice president of sales in 2012. For more than 20 years, he has been instrumental in executing the company's sales strategy and his solid leadership skills have resulted in the growth of a highly trained and efficient sales team.

“Ross has the experience and a proven track record driving sales success at Insperity,” said Mr. Mincks. “For the last six years, Ross has done an outstanding job in his current role leading the growth and expansion of our Business Performance Advisor team. I look forward to continuing to work with Ross over the next several months as he transitions into this expanded role.”

About Insperity

Insperity®, a trusted advisor to America’s best businesses for more than 34 years, provides an array of human resources and business solutions designed to help improve business performance. Offering the most comprehensive suite of products and services available in the marketplace, Insperity delivers administrative relief, better benefits, reduced liabilities and a systematic way to improve productivity through its premier Workforce Optimization® solution. Additional company offerings include Traditional Payroll and Human Capital Management, Time and

Attendance, Performance Management, Organizational Planning, Recruiting Services, Employment Screening, Retirement Services and Insurance Services. With 2020 revenues of $4.3 billion, Insperity supports more than 100,000 businesses with over 2 million employees nationwide. For more information, visit http://www.insperity.com.